UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263

Vantage Drilling International

(formerly known as Offshore Group Investment Limited)

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

7.5% Senior Secured First Lien Notes due 2019

7.125% Senior Secured First Lien Notes due 2023

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Drilling International (formerly known as Offshore Group Investment Limited) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Drilling International
(formerly known as Offshore Group Investment Limited)

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-20

P2020 Rig Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, P2020 Rig Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	P2020 Rig Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-19

P2021 Rig Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, P2021 Rig Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	P2021 Rig Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-18

Emerald Driller Company

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Emerald Driller Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Emerald Driller Company

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-17

Sapphire Driller Company

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Sapphire Driller Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Sapphire Driller Company

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-16

Vantage Driller I Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Driller I Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Driller I Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-15

Vantage Driller II Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Driller II Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Driller II Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-14

Vantage Driller III Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Driller III Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Driller III Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-13

Vantage Driller IV Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Driller IV Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Driller IV Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-10

Vantage Holdings Malaysia I Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Holdings Malaysia I Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Holdings Malaysia I Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-09

Vantage International Management Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage International Management Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage International Management Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-08

Dragonquest Holdings Company

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Dragonquest Holdings Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Dragonquest Holdings Company

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-05

Vantage Deepwater Company

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Deepwater Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Deepwater Company

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-04

Vantage Deepwater Drilling, Inc.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Deepwater Drilling, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Deepwater Drilling, Inc.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-03

Vantage Delaware Holdings, LLC

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Delaware Holdings, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Delaware Holdings, LLC

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-24

Vantage Driller VI Co.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Driller VI Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Driller VI Co.

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-02

Tungsten Explorer Company

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Tungsten Explorer Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Tungsten Explorer Company By: Vantage Driller VI Co., its successor by merger

	By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	Chief Financial Officer and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-22

Vantage Holding Hungary Kft

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Holding Hungary Kft has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Holding Hungary Kft

	By:	/s/ Linda J. Ibrahim
	Name:	Linda J. Ibrahim
	Title:	Managing Director

	By:	/s/ Krisztina Balogh
	Name:	Krisztina Balogh
	Title:	Managing Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-21

Vantage Drilling Netherlands B.V.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Drilling Netherlands B.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Drilling Netherlands B.V.

	By:	/s/ Linda J. Ibrahim
	Name:	Linda J. Ibrahim
	Title:	Managing Director A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-12

Vantage Drilling Labuan I Ltd.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Drilling Labuan I Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Drilling Labuan I Ltd.

	By:	/s/ Ronald J. Nelson
	Name:	Ronald J. Nelson
	Title:	Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-11

Vantage Drilling (Malaysia) I Sdn. Bhd.

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Drilling (Malaysia) I Sdn. Bhd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Drilling (Malaysia) I Sdn. Bhd.

	By:	/s/ Ronald J. Nelson
	Name:	Ronald J. Nelson
	Title:	Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-07

Vantage Holdings Cyprus ODC Limited

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Holdings Cyprus ODC Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Holdings Cyprus ODC Limited

	By:	/s/ Ronald J. Nelson
	Name:	Ronald J. Nelson
	Title:	Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-06

Vantage Drilling Poland – Luxembourg Branch

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Drilling Poland – Luxembourg Branch has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Drilling Poland – Luxembourg Branch By: Vantage Drilling ROCO – Luxembourg Branch, its successor by merger

	By:	/s/ Rui Gomes
	Name:	Rui Gomes
	Title:	Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-01

PT. Vantage Drilling Company Indonesia

(Exact name of registrant as specified in its charter)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, PT. Vantage Drilling Company Indonesia has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	PT. Vantage Drilling Company Indonesia

	By:	/s/ Guy Dawson-Smith
	Name:	Guy Dawson-Smith
	Title:	Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-188263-23

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

c/o KPMG, P.O. Box 493

Century Yard, Cricket Square

Grand Cayman KY1-1106

Cayman Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ordinary Shares, par value $0.001 per share

Guarantee of 7.5% Senior Secured First Lien Notes due 2019 of Offshore Group Investment Limited

Guarantee of 7.125% Senior Secured First Lien Notes due 2023 of Offshore Group Investment Limited

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Ordinary Shares – 16; 7.5% Senior Notes – 170; 7.125% Senior Notes - 87

Pursuant to the requirements of the Securities Exchange Act of 1934, Vantage Drilling Company (in official liquidation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2016	Vantage Drilling Company
(in official liquidation)

	By:	/s/ Kris Beighton
	Name:	Kris Beighton
	Title:	Joint Official Liquidator and Authorized Signatory